Exhibit (h)(3)(a)


                                  AMENDMENT TO
                          SUB-ADMINISTRATION AGREEMENT


         This Agreement is made as of June 27, 2001 between the ASO Services Company, Inc.("ASC"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, and AmSouth Bank, N.A. ("Sub-Administrator"), an Alabama corporation having its principal place of business at 1901 Sixth Avenue, North, Birmingham, Alabama, 35203. The parties hereby amend the Administration Agreement (the "Agreement") between ASC and AmSouth Bank, dated as of January 1, 2001, as set forth below.

         WHEREAS, ASC, in its capacity as administrator for the AMSOUTH FUNDS (the "Fund"), and the Sub-Administrator, may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Fund (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Fund; and

         WHEREAS, ASC and the Sub-Administrator desire to protect the confidentiality and security of nonpublic personal financial information relating to consumers or customers of the Fund.

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. CONFIDENTIALITY OF INFORMATION. Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of the Fund or ASC to the Sub-Administrator, or collected or retained by the Sub-Administrator to perform their duties as sub-administrator of the Fund shall be considered confidential information. The Sub-Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of ASC or the Sub-Administrator except at the direction of the Fund or ASC or as required or permitted by law.

         2. PROCEDURAL SAFEGUARDS. The Sub-Administrator shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Fund

         3. FUND PRIVACY POLICY. ASC represents to AmSouth Bank, N.A. that the Fund has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and ASC agrees to provide AmSouth Bank, N.A. with a copy of that statement annually.

         4. GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

         5. EFFECTIVE DATE. The effective date of this amendment shall be July 1, 2001.

         6. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                  AMSOUTH BANK, N.A.

                                  By:
                                           -------------------------------------


                                  Title:
                                          --------------------------------------



                                  ASO SERVICES COMPANY, INC.

                                  By:
                                           -------------------------------------


                                  Title:
                                           -------------------------------------